FOR IMMEDIATE RELEASE

Generation Income Properties Secures Early Best Buy Lease Extension, Highlighting Tenant Commitment at an Increased Rent; Provides Update on Chicago Property Agreement

TAMPA, FL – August 20, 2025 – Generation Income Properties, Inc. (NASDAQ: GIPR) (“GIPR” or the “Company”), announced the successful execution of a long-term lease extension with Best Buy Stores, L.P. (NYSE: BBY) at its property located in Grand Junction, Colorado, and provided an update on the previously announced Purchase and Sale Agreement with 919 Investments LLC regarding the Company’s Chicago property leased to Fresenius Medical Care (NYSE: FMS).

Best Buy Lease Extension

On August 18, 2025, the Company, through its subsidiary, executed a Second Amendment to Lease with Best Buy, extending the lease for an additional five years, from April 1, 2027 through March 31, 2032. The amendment also provides Best Buy with two additional five-year renewal options.

As part of the amendment, the renewal rent beginning April 1, 2027, was amended to approximately $376,087 annually, representing an increase from the current annual rent of approximately $353,061, and a decrease from the originally scheduled renewal rent of approximately $388,368.

David Sobelman, President and Chief Executive Officer of Generation Income Properties, stated:

“From the period of our initial due diligence, prior to our acquisition of this property, we felt very confident that this asset perfectly fit our investment thesis; well-located real estate, occupied by an investment grade tenant that had a high probability of extending beyond the short lease term in which the tenant was operating. We are excited that our thesis has been proven as evidenced that Best Buy has chosen to remain at our property, demonstrating their commitment by extending their lease 1.5 years ahead of their expiration and increasing the rent by approximately 6.5%. During our ownership, Best Buy has invested significant capital into this site, reinforcing its importance to their long-term operations. Our values and proactive management have allowed us to foster a genuine relationship with our tenant which provided a best-case scenario outcome for all involved. This early extension enhances the stability of our portfolio and exemplifies the value creation for our shareholders.”

Chicago Property Purchase and Sale Agreement Termination

Also on August 18, 2025, the Company received notice from 919 Investments LLC terminating the previously announced Purchase and Sale Agreement for the property located at 3134 W. 76th Street, Chicago, Illinois, leased to Fresenius Medical Care (NYSE: FMS). Under the terms of the Purchase and Sale Agreement, the buyer exercised its right to terminate during the inspection period.

As a result, the Company will retain ownership of the property and continue to lease and collect rent from FMS under the existing lease agreement, which, as previously announced, was extended to October 31, 2033 using our same value-creation investment thesis.

For more information about Generation Income Properties, please visit the company’s investor relations page or contact investor relations at contact information.

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office, and industrial net lease properties in densely populated submarkets. Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty, including those related to lease extension benefits. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Forward-looking statements in this communication include, but are not limited to, statements regarding the expected rent payments under the lease amendment, the timing of such payments, and the Company's expectations regarding its lease agreements and financial performance. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 28, 2025, as well as subsequent filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Contact:
Investor Relations
Generation Income Properties
ir@gipreit.com
(813) 448-1234